Exhibit 99.1

Bitwise’s Intentions for a Crypto Index ETF

At Bitwise, we’re frequently asked two questions: When will the SEC approve a spot bitcoin ETF, and when will it approve a crypto index ETF?

We talk a lot about the former: We filed for a spot bitcoin ETF in October and have submitted hundreds of pages of research to the Securities and Exchange Commission (SEC) in support of that application (media coverage; original research here and here).

We talk less about the latter, even though ultimately we think it is more important. One of our core beliefs at Bitwise is that many investors will be best served by taking an index-based approach to investing in crypto, and we think an ETF would be among the best vehicles for accessing such an index-based strategy.

With this background in mind, we have recently received a number of questions from investors regarding our long-term plans for the Bitwise 10 Crypto Index Fund (OTCQX: BITW), the first and largest publicly traded crypto index fund in the United States.

Today, we want to make our intention clear: Our goal is to convert BITW into an exchange-traded fund (“ETF”).

Why do we want to convert BITW into an ETF?

Bitwise believes that exchange-traded funds (ETFs) can be among the most efficient, convenient, and useful vehicles for providing crypto exposure.

ETFs trade on national securities exchanges, accept subscriptions and redemptions on an ongoing basis at Net Asset Value (“NAV”), and feature an arbitrage mechanism that allows them to trade on the secondary market in a way that is closely linked to the Fund’s NAV.

At Bitwise, we’ve worked towards bringing an index-based crypto ETF to market since the company opened its doors in 2017. In fact, in 2018, we filed the first-ever registration statement with the SEC for a cryptocurrency index ETF. We withdrew that application in 2019 when it became clear that the SEC was not yet ready to consider approving such an ETF. But we did not give up the effort: While we haven’t made any subsequent public filings, we continue to focus time and attention on this goal, and we believe the continued maturation of the crypto ecosystem will bring us closer to achieving it.

What is the process and timeline for converting BITW into an ETF?

Bitwise launched the Bitwise 10 Crypto Index Fund in 2017 because we believed many investors would be well served by taking a screened, managed, and index-based approach to investing in crypto. The fund was groundbreaking at the time — the first crypto index fund in the world! — but distribution was limited: Due to regulatory constraints, the fund was offered as a private placement and only available to accredited investors.

In 2020 we decided to bring the fund to the public market, following the path pioneered by Grayscale’s GBTC. In December of that year, the Bitwise 10 Crypto Index Fund became the first publicly traded crypto index fund, with shares trading under the ticker BITW. The reception was strong: Trading launched with much fanfare and the fund set records for trading volume on its quotation venue, the OTCQX Best Market.

In 2021, as part of our commitment to greater transparency, and our push for greater access to crypto products and regulatory clarity, BITW became the first crypto index fund to become an SEC reporting company, registering the shares on Form 10 pursuant to Section 12(g) of the Securities Exchange Act of 1934.

As we look towards 2022 and beyond, we are committed to continuing this journey towards broader access by actively pursuing the conversion of BITW to an ETF listed on a national securities exchange.

Unfortunately, we do not have a specific timeline for this effort to be completed. We believe that a spot bitcoin ETF will be approved before an index-based strategy will be considered. But we do not currently see any fundamental issue that would preclude the listing of an index-based ETF in the future, and we remain committed to bringing BITW across the line and converting it to an ETF.

We will keep you informed as we continue on this journey.

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This blog post is not an offer to sell or the solicitation of an offer to buy any security in any jurisdiction where such an offer or solicitation would be illegal, nor shall there be any sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that jurisdiction.

This blog post contains “forward-looking statements” with respect to the future performance and business of BITW. Statements preceded by, followed by or that include words such as “may,” “might,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of these terms and other similar expressions are intended to identify some of the forward-looking statements. All statements (other than statements of historical fact) included in this post that address activities, events or developments that will or may occur in the future, including such matters as changes in market prices and conditions, BITW’s operations, the plans of Bitwise and references to BITW’s future success and other similar matters are forward-looking statements. These statements are only predictions. Actual events or results may differ materially from such statements. These statements are based upon certain assumptions and analyses Bitwise has made based on its perception of historical trends, current conditions and expected future developments, as well as other factors appropriate in the circumstances. Whether or not actual results and developments will conform to Bitwise’s expectations and predictions, however, is subject to a number of risks and uncertainties, including, but not limited to, those described in the “Risk Factors” section of BITW’s Annual Report on Form 10. Forward-looking statements are made based on Bitwise’s beliefs, estimates and opinions on the date the statements are made and neither BITW nor Bitwise is under a duty or undertakes an obligation to update forward-looking statements if these beliefs, estimates and opinions or other circumstances should change, other than as required by applicable laws. Investors are therefore cautioned against relying on forward-looking statements.